Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Announces Second Quarter 2008 Results

- Quarterly revenue of $31.6 million grows 13%, compared to $28.0 million in second quarter 2007 -

- Delivers record profitability with quarterly EPS of $0.05, compared to $0.01 in second quarter 2007 -

SAN DIEGO, CA – August 7, 2008 – Axesstel, Inc. (AMEX: AFT), a recognized leader in the design and development of fixed wireless voice and broadband data products, announced results for the second quarter and six months ended June 29, 2008.

Clark Hickock, CEO of Axesstel, stated, “In the second quarter, we executed our plan to grow the business profitably and our success is attributable to our focus on both top and bottom line results. Our continued investment in dedicated regional sales teams serving a diversified and global customer base in emerging markets delivered revenue of $31.6 million. This level of revenue, when combined with our operating expense reductions, generated record net income for the quarter of $1.2 million with record EPS of $0.05.”

“On the innovation side, the launch of our new CDMA2000 1xEVDO Rev. A fixed wireless phone began attracting strong interest from operators, and we already have advanced orders. As the emerging markets increase investment in new technology, we have built a pipeline of exciting new products to meet the demand for high performance data and phone devices. We set a 2008 goal to launch 12 products and have introduced seven to date. We are looking forward to the second half of 2008 as we are on track to launch five more new products,” Hickock added.

Financial Results

Revenues for the second quarter of 2008 were $31.6 million, including data products revenue of $23.5 million. This compares to revenues of $28.0 million including $11.9 million from data products in the second quarter of 2007. Revenue during the quarter from both data products and from sales in the EMEA region were at record levels of $23.5 million and $10.5 million, respectively. Gross margin for the second quarter 2008 was $8.0 million, or 25 percent of revenue, compared to $6.6 million, or 23 percent of revenue for the same period last year. Net income was $1.2 million or $0.05 per diluted share, compared to a net income of $273,000 or $0.01 per diluted share in the second quarter of 2007.

For the six months ended June 29, 2008, the company reported revenue of $56.3 million, compared to $53.2 million for the first half of 2007. Net income for the first half of 2008 was $1.5 million, or $0.06 per share, compared to net loss for the first half of 2007 of $976,000, or $0.04 per share.

As of June 29, 2008, the company had approximately $25 million in backlog which is expected to be delivered in the third quarter.

Pat Gray, Axesstel’s CFO, stated, “At quarter end, the company had cash and cash equivalents of $1.4 million, an increase of $800,000 since the beginning of the year. During the quarter, we had sales of $31.6 million, pushing accounts receivable to $38.7 million. We financed $10.4 million of working capital against these accounts receivable, the majority of which came from our Wells Fargo line of credit. This financing is a reflection of the quality of the sales we are making and a high level of confidence in our execution. We believe our strategic banking relationships will provide us the necessary working capital to grow our business.”

Outlook

The company continues to expect full year 2008 revenues to exceed $100 million, up from $82.4 million in 2007. Additionally, the company believes data products will contribute more than $60 million in revenues in 2008, up from $34.9 million in 2007, and will exceed phone revenues for the first time on an annualized basis. Product mix and customer demand can impact gross margin and profitability on a quarterly basis. However, based on its assessment of the market, management is optimistic about delivering profitability for the year.

Recent Highlights

•

Expanded its product portfolio to WCDMA/HSPA networks and increased its addressable markets with the launch of the EU230 HSUPA Mini ExpressCard/34 wireless modem for High-Speed Uplink Packet Access (HSUPA) networks.

•

Launched the first CDMA2000 1xEVDO Rev. A fixed wireless phone on the market, combining voice and high-speed data communications into a highly integrated phone and data device and exhibited at CommunicAsia 2008 in Singapore in June.

•	Won an annual follow-on purchase order from a customer in EMEA for over 120,000 units, which contributed to the record second quarter revenue from this region.

•	Received notification the American Stock Exchange accepted the company’s compliance plan. The company is ahead of schedule on the plan submitted.

Conference Call

Axesstel will host a conference call at 8:00 AM PT (11:00 AM ET) to discuss its second quarter 2008 results. Participating in the call will be Clark Hickock, chief executive officer, and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-706-634-9407. There is no pass code required for this call.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Thursday, August 7 at 2:00 p.m. ET through Monday, August 11 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code is 55056528.

ABOUT AXESSTEL, INC.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

(C) 2008 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Revenues	$31,628,976	$28,025,951	$56,265,913	$53,215,727
Cost of goods sold	23,582,519	21,446,608	41,616,998	42,064,881

Gross margin	8,046,457	6,579,343	14,648,915	11,150,846
Operating expenses:
Research and development	1,352,299	1,785,923	2,453,066	3,678,128
Selling, general and administrative	4,826,599	4,440,694	9,532,889	8,334,689

Total operating expenses	6,178,898	6,226,617	11,985,955	12,012,817

Operating income (loss)	1,867,559	352,726	2,662,960	(861,971)
Other income (expense):
Interest and other income	(14,540)	22,906	15,348	39,536
Interest and other expense	(654,989)	(102,798)	(1,223,620)	(153,666)

Total other income (expense)	(669,529)	(79,892)	(1,208,272)	(114,130)

Income (loss) before provision for income taxes	1,198,030	272,834	1,454,688	(976,101)
Provision for income taxes	—	—	—	—

Net income (loss)	1,198,030	272,834	1,454,688	(976,101)
Earnings (loss) per share:
Basic	$0.05	$0.01	$0.06	($0.04)

Diluted	$0.05	$0.01	$0.06	($0.04)

Weighted average shares outstanding:
Basic	23,228,982	22,888,982	23,228,982	22,878,267

Diluted	23,572,213	23,173,701	23,314,113	22,878,267

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	June 29, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$1,379,440	$555,301
Accounts receivable, net	38,700,310	20,801,710
Inventory	1,351,232	2,535,433
Prepayments and other current assets	888,618	1,295,697

Total current assets	42,319,600	25,188,141
Property and equipment, net	1,320,000	1,694,493
Other assets:
License, net	1,429,789	1,609,304
Other, net	583,559	871,059

Total other assets	2,013,348	2,480,363

Total assets	$45,652,948	$29,362,997

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 29, 2008	December 31, 2007
Current liabilities:
Accounts payable	$24,945,763	$22,619,976
Bank financing	10,362,347	490,000
Customer advances	181,771	286,806
Accrued commissions	2,965,742	1,645,099
Accrued royalties	1,813,000	767,000
Accrued warranties	460,000	460,000
Accrued expenses and other current liabilities	2,148,275	1,818,279

Total current liabilities	42,876,898	28,087,160
Stockholders’ equity	2,776,050	1,275,837

Total liabilities and stockholders’ equity	$45,652,948	$29,362,997